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                                                                    EXHIBIT 24.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement on
Form S-8 (No. 33-    ) of our report, which includes an explanatory paragraph
pertaining to a change in the method of accounting for certain turnaround costs during 1993, dated February 12, 1996, except as to the information presented in
Note 11, for which the date is February 21, 1996 on our audits of the consolidated financial statements of Lyondell Petrochemical Company as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to our firm under the caption Interest of Named Experts and Counsel.



                                       COOPERS AND LYBRAND L.L.P.



Houston, Texas
June 6, 1996